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                                                                    EXHIBIT 11.1

                              UOL PUBLISHING, INC.

                  STATEMENT RE: COMPUTATION OF PER SHARE LOSS

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
                                                 THREE MONTHS ENDED            NINE MONTHS ENDED
                                                   SEPTEMBER 30,                 SEPTEMBER 30,
                                             --------------------------    --------------------------
                                                1996           1997           1996           1997
                                             -----------    -----------    -----------    -----------
Net loss per share:
Weighted average shares of Common Stock
  outstanding.............................       817,291      3,186,167        796,038      3,186,167
Shares of Series A and Series B Preferred
  Stock and Preferred Stock Dividends
  issued during the 12-month period prior
  to the initial filing of the S-1 (using
  the treasury stock method)..............       187,787             --        187,787             --
Shares of Common Stock issued during the
  12-month period prior to the initial
  filing of the S-1 (using the treasury
  stock method)...........................         2,098             --          2,098             --
Common equivalent shares from options,
  warrants and convertible debt issued
  during the 12-month period prior to the
  initial filing of the S-1 (using the
  treasury stock method)..................       117,976             --        117,976             --
                                             -----------    -----------    -----------    -----------
     Total................................     1,125,152      3,186,167      1,103,899      3,186,167
                                             -----------    -----------    -----------    -----------
Net loss..................................   $(2,304,630)   $   (71,845)   $(3,448,705)   $(3,846,664)
Accrued dividends to preferred
  stockholders............................      (127,838)            --       (241,915)            --
                                             -----------    -----------    -----------    -----------
Net loss available to common
  stockholders............................   $(2,432,468)   $   (71,845)   $(3,690,620)   $(3,846,664)

Net loss per share to common
  stockholders............................   $     (2.16)   $      (.02)   $     (3.34)   $     (1.21)
                                             ===========    ===========    ===========    ===========
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